Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth Financial Corporation	Edward J. Lipkus III, Executive Vice President and Chief Financial Officer First Commonwealth Financial Corporation (724) 349-7220

DATE:	November 14, 2008

First Commonwealth Will Not Apply for Capital through the TARP Program

INDIANA, PA., November 14, 2008 – First Commonwealth Financial Corporation (NYSE:FCF) announced that it will not apply for funds through the Capital Purchase Program (CPP), which is part of the federal government’s Troubled Asset Relief Program (TARP).

“After a thorough review, we have made a business decision not to apply for capital through the CPP,” stated John J. Dolan, President and CEO of First Commonwealth. “Although we support the federal government’s efforts to increase the flow of credit by injecting capital into the banking industry, we believe that participation in the government program would only be appropriate for First Commonwealth if we were unable to raise capital in any other acceptable manner.” Dolan added, “We recently raised over $100 million through a successful public offering of common stock and believe that we have sufficient capital to continue to meet the credit needs of businesses and consumers in our communities for the foreseeable future.”

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.2 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 113 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning capital adequacy and expected future growth. These forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements.

These risks and uncertainties include, among others, (1) adverse changes in economic or business conditions, (2) declines in the market value of investment securities, (3) increases in defaults by borrowers and delinquencies, (4) fluctuations in interest rates, (5) changes in legislative or regulatory requirements applicable to the banking or financial industry, and (6) other risks and uncertainties that are described in the reports that we file with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. Forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.